EXHIBIT 12.1


                              Avon Products, Inc.
               Ratio of Earnings to Fixed Charges (in thousands)

                              Pursuant to Item 503
                                 Regulation S-K


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                                                                                                            Six Months Ended
                                                                  Years ended December 31,                       June 30,
                                                     ---------------------------------------------------    ------------------
Description                                           1995       1996       1997       1998       1999       1999       2000
-----------                                          -------    -------    -------    -------    -------    -------    -------
Income before income taxes........................   465,024    510,445    534,882    455,866    506,581    149,110    310,635
     Interest expense.............................    34,600     33,200     35,500     34,700     43,161     17,844     42,690
     Amortization of debt discount, fees and
       expenses...................................       450        450        550        951      1,464        688        936
     Amortization of capitalized interest.........     3,060      3,060      3,060      3,060      3,060      1,529      1,529
     Lease rental expense representative of
       interest...................................    26,000     29,900     29,400     28,233     28,167     14,084     14,084
                                                     -------    -------    -------    -------    -------    -------    -------
Earnings before fixed charges.....................   529,134    577,055    603,392    522,810    582,433    183,255    369,874
                                                     =======    =======    =======    =======    =======    =======    =======
Fixed Charges
     Interest expense.............................    34,600     33,200     35,500     34,700     43,161     17,844     42,690
     Amortization of debt discount, fees and
       expenses...................................       450        450        550        951      1,464        688        936
     Lease rental expense representative of
       interest...................................    26,000     29,900     29,400     28,233     28,167     14,084     14,084
                                                     -------    -------    -------    -------    -------    -------    -------
Total Fixed Charges...............................    61,050     63,550     65,450     63,884     72,792     32,616     57,710
                                                     =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges................       8.7        9.1        9.2        8.2        8.0        5.6        6.4
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